EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SALIX PHARMACEUTICALS, LTD.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Salix Pharmaceuticals, Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

1. The name of the corporation is Salix Pharmaceuticals, Ltd. (the “Corporation”).

2. The original Memorandum of Association of Salix Pharmaceuticals, Ltd. (the “Corporation”) was filed in the British Virgin Islands on December 24, 1993, under the name Salix Holdings, Ltd. The Certificate of Domestication was filed with the Secretary of State of Delaware effective December 31, 2001, including a provision to change the Corporation’s name to “Salix Pharmaceuticals, Ltd.”

3. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 3, 2006.

4. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Amendment”), and declaring such Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

5. Pursuant to the recommendation of the Board of Directors of the Corporation, this Certificate of Amendment was approved by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

6. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation to be effected hereby is as follows:

(a) The first paragraph of Article IV shall be deleted in its entirety and replaced with the following:

“The Corporation shall be authorized to issue an aggregate of one hundred fifty-five million (155,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of one hundred fifty million (150,000,000) shares having $0.001 par value per share. The Preferred Stock of the Corporation shall consist of five million (5,000,000) shares having $0.001 par value per share.”

7. This Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, SALIX PHARMACEUTICALS, LTD. has caused this Certificate to be signed by the General Counsel and Vice President, Corporate Compliance this 18th day of June 2010.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Mark D. Reeth
Mark D. Reeth
General Counsel and Vice President, Corporate Compliance

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